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[LOGO] SEAFIRST RETIREMENT FUNDS


May 23, 1997


Dear Seafirst Retirement Fund Shareholder:

We recently sent you information about a proposed reorganization of the Seafirst Retirement Funds, requesting your vote on the proposal.

WE NEED YOUR VOTE. The Board of Trustees of the Seafirst Retirement Funds unanimously recommends you vote FOR the proposal because of potential benefits the reorganization will provide you, the shareholder. These benefits include:

        o A wider choice of mutual funds (13 versus 4) for your retirement account.

        o Existing retirement funds shareholders can purchase the Pacific Horizon and Time Horizon Funds without a sales charge.

        o A three-year cap on mutual fund expenses for Seafirst Retirement Fund shares of the Pacific Horizon Blue Chip, Asset Allocation and Intermediate Bond Funds.

WE URGE YOU TO VOTE TODAY. The shareholder meeting scheduled for May 21, 1997, has been adjourned until a quorum of votes is received to ratify the proposal. Please mark your vote on the enclosed proxy card, sign, date and return it in the envelope provided as soon as possible. Or, you may conveniently place your vote by phone by calling toll-free 1-800-758-7358 anytime between 5:00 am and 6:00 pm (PST).

YOUR VOTE IS IMPORTANT. If you need additional information about the reorganization, please refer to the prospectus/proxy statement sent to you earlier or call 1-800-758-7358 for a copy. If you have already placed your vote, thank you for your participation.

Sincerely,

/s/ ROBERT A. NATHANE
---------------------------
    Robert A. Nathane
    Chairman of the Board


MUTUAL FUNDS ARE NOT INSURED BY THE FDIC, AND ARE NOT DEPOSITS OR
OTHER OBLIGATIONS OF, OR GUARANTEED BY SEAFIRST BANK, BANK OF          NOT
AMERICA OR ANY OF THEIR AFFILIATES. AN INVESTMENT IN MUTUAL FUNDS      FDIC
IS SUBJECT TO INVESTMENT RISKS, INCLUDING THE POSSIBLE LOSS OF        INSURED
THE PRINCIPAL AMOUNT INVESTED.

Mutual funds are offered by prospectus which contains more complete information including fees and expenses. Please read it carefully before you invest or send money. Seafirst Retirement Funds and Pacific/Time Horizon Funds are distributed by Concord Financial Group, Inc., which is unaffiliated with Seafirst Bank or Bank of America. Bank of America NT&SA is doing business as Seafirst Bank in the state of Washington, and is the Funds' investment adviser and receives fees for such services.


         Seafirst Retirement Funds o P.O. Box 84248, Seattle, WA 98124